As filed with the Securities and Exchange Commission on December 16, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HARRAH’S ENTERTAINMENT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	One Harrah’s Court Las Vegas, Nevada 89119	62-1411755
(State or Other Jurisdiction of Incorporation or Organization)	(Address of Principal Executive Offices) (Zip Code)	(I.R.S. Employer Identification No.)

CAESARS ENTERTAINMENT 401(k) SAVINGS PLAN, as amended

RESTATED GRAND CASINOS 401(k) SAVINGS PLAN, as amended

(Full Title of the Plans)

Stephen H. Brammell
Senior Vice President, General Counsel and Corporate Secretary
Harrah’s Entertainment, Inc.
One Harrah’s Court
Las Vegas, NV 89119
(702) 407-6000
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered(2)	Amount To Be Registered	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price (3)	Amount Of Registration Fee
Common Stock (1) $0.10 par value under the Caesars Entertainment 401(k) Savings Plan	480,000 shares	$66.68	$32,006,400	$3,425
Common Stock (1), $0.10 par value under the Restated Grand Casinos 401(k) Savings Plan	120,000 shares	$66.68	$8,001,600	$857
Total	600,000 shares		$40,008,000	$4,282

(1)   Shares of the Common Stock of Harrah’s Entertainment, Inc. (the “Company”) are not issuable under either of the Caesars Entertainment 401(k) Plan, as amended (the “Caesars Plan”), or the Restated Grand Casinos 401(k) Savings Plan, as amended (the “Grand Casinos Plan” and together with the Caesars Plan, the “Plans”).  Represents deemed investments of participants in phantom shares of the Company’s Common Stock (and associated special stock purchase rights) under the Plans.  The Plans were assumed by the Company pursuant to the merger of the Company with Caesars Entertainment, Inc. in June 2005, and effective as of January 1, 2006, participants in the Plans may make such deemed investments in the phantom shares of the Company’s Common Stock.

(2)   In the event of a stock split, stock dividend, or similar transaction involving the Company’s Common Stock, the number of shares registered hereby shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.  In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plans.

(3)   Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 for the shares registered hereunder based on the average of the high ($67.36) and low ($66.00) sales prices for the Common Stock as quoted on the New York Stock Exchange on December 14, 2005.

I.              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended, (the “Securities Act”). These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

II.            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the ”Commission”) by Harrah’s Entertainment, Inc. (the “Company”), are incorporated in this Registration Statement by reference:

A.    The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Commission on March 1, 2005;

B.    The Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2005, June 30, 2005, and September 30, 2005, filed with the Commission on May 6, 2005, August 9, 2005, and November 9, 2005; and

C.    The Company’s Current Reports on Form 8-K, filed with the Commission on January 19 and 20, 2005; February 4, 7 and 18, 2005; March 3, 7 and 11, 2005; April 27, 2005; May 2, 3, 20 and 24, 2005; June 3, 9, 13, 20, 24 and 28, 2005; July 13 and 26, 2005; August 2, 23 and 25, 2005; September 12, 14, 25, 22, and 29, 2005; October 6 and 13, 2005; and November 4, 2005.

All documents filed by the Company, the Caesars Plan or the Grand Casinos Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, as amended (the ”Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents.  A report on Form 8-K furnished to the Commission, and any information furnished to the Commission in an otherwise filed Form 8-K, shall not be incorporated by reference into this Registration Statement.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of Delaware empowers each of the Company and Harrah’s Operating Company, Inc. (“Harrah’s Operating”) to indemnify, subject to the standards set forth therein, any person who is a party in any action in connection with any action, suit or proceeding brought or threatened by reason of the fact that the person was a director, officer, employee or agent of such company, or is or was serving as such with respect to another entity at the request of such company. The General Corporation Law of Delaware also provides that the Company and Harrah’s Operating may purchase insurance on behalf of any of their respective directors, officers, employees or agents.

Article Tenth of the Certificate of Incorporation of the Company provides for indemnification of the officers and directors of the Company to the full extent permitted by the General Corporation Law of Delaware.

The Company has entered into indemnification agreements with its directors, executive officers and certain other officers. Generally, the indemnification agreements provide that the Company will indemnify such persons against any and all expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect to such expenses, judgments, fines, penalties or amounts paid in settlement) of any Claim by reason of (or arising in part out of) an Indemnifiable Event. “Claim” is defined as any threatened, pending or completed action, suit or proceeding or any inquiry or investigation, whether conducted by the Company or any other party, that the indemnitee in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other. “Indemnifiable Event” is defined as any event or occurrence related to the fact that indemnitee is or was a director, officer, employee, trustee, agent or fiduciary of the Company, or is or was serving at the request of the Company or a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by indemnitee in any such capacity. The obligations of the Company shall be subject to the condition that the reviewing party (as defined) shall not have determined (in a written opinion, in any case in which special, independent counsel is involved) that indemnitee would not be permitted to be indemnified under applicable law. The obligation of the Company to make an expense advance shall be subject to the condition that, if, when and to the extent that the reviewing party determines that indemnitee would not be permitted to be so indemnified under applicable law, the Company shall be entitled to be reimbursed by indemnitee (who has agreed to reimburse the Company, for any amounts theretofore paid; provided, that if indemnitee has commenced legal proceedings in a court of competent jurisdiction to secure a determination that indemnitee should be indemnified under applicable law, any determination made by the reviewing party that indemnitee would not be permitted to be indemnified under applicable law shall not be binding and indemnitee shall not be required to reimburse the Company for any expense advance until a final judicial determination is made with respect thereto as to which all rights of appeal therefrom have been exhausted or lapsed).

The Company carries insurance policies which cover its individual directors and officers for legal liability and which would pay on the Company’s behalf for expenses of indemnifying directors and officers in accordance with the Company’s Certificate if Incorporation.

Section 102(b)(7) of the General Corporation Law of Delaware enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no provision can eliminate or limit a director’s liability: for any breach of the director’s duty of loyalty to the corporation or its stockholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; under Section 174 of the General Corporation Law of Delaware, which imposes liability on directors for unlawful payment of dividends or unlawful stock purchase or redemption; or for any transaction from which the director derived an improper personal benefit.  Article Thirteenth of the Company’s Certificate of Incorporation eliminates the liability of a director of the Company to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the full extent permitted by the General Corporation Law of Delaware.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Each of the Plans has been submitted to the Internal Revenue Service (the “IRS”).  The undersigned registrant hereby undertakes that it will submit any amendment to the Plans to the IRS in a timely manner and has made or will make all changes required by the IRS in order to qualify each of the Plans under Section 401 of the Internal Revenue Code of 1986, as amended.

No original issuance securities are being offered under the Plans, and therefore no opinion as to the legality of the securities being offered is given in this registration statement.

See Index to Exhibits on page 7.

Item 9.  Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Las Vegas, state of Nevada, on this 16 day of December, 2005.

Harrah’s Entertainment, Inc.

By:	/s/ Stephen H. Brammell
Stephen H. Brammell
Senior Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY

 KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Gary W. Loveman and Stephen H. Brammell and each of them, either one of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and conforming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in their capacities and on the dates indicated.

Signature	Title	Date

/s/ Gary W. Loveman	Chairman, President and Chief Executive Officer (Principal Executive Officer)	December 16, 2005
(Gary W. Loveman)

/s/ Charles L. Atwood	Director, Senior Vice President and Chief Financial Officer (Principal Financial Officer)	December 16, 2005
(Charles L. Atwood)

/s/ Barbara T. Alexander	Director	December 16, 2005
(Barbara T. Alexander)

/s/ Frank J. Biondi, Jr.	Director	December 16, 2005
(Frank J. Biondi, Jr.)

/s/ Stephen F. Bollenbach	Director	December 16, 2005
(Stephen F. Bollenbach)

Signature	Title	Date

/s/ Joe M. Henson	Director	December 16, 2005
(Joe M. Henson)

/s/ William Barron Hilton	Director	December 16, 2005
(William Barron Hilton)

/s/ Ralph Horn	Director	December 16, 2005
(Ralph Horn)

/s/ R. Brad Martin	Director	December 16, 2005
(R. Brad Martin)

/s/ Gary G. Michael	Director	December 16, 2005
(Gary G. Michael)

/s/ Robert G. Miller	Director	December 16, 2005
(Robert G. Miller)

/s/ Boake A. Sells	Director	December 16, 2005
(Boake A. Sells)

/s/ Christopher J. Williams	Director	December 16, 2005
(Christopher J. Williams)

/s/ Anthony D. McDuffie	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	December 16, 2005
(Anthony D. McDuffie)

Pursuant to the requirements of the Securities Act of 1933, as amended, the members of the Plans’ administrative committees have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Las Vegas, state of Nevada, on December 16, 2005.

CAESARS ENTERTAINMENT 401(k) SAVINGS PLAN, as amended;

and

RESTATED GRAND CASINOS 401(k) SAVINGS PLAN, as amended

By:	/s/ Jeffrey Shovlin
Name: Jeffrey Shovlin
Title: Chairman, HET Administrative Committee

INDEX TO EXHIBITS

4.1

Rights Agreement, dated as of October 5, 1996, between Harrah’s Entertainment, Inc. and The Bank of New York, which includes the form, of Certificate of Designations of Series A Special Stock of Harrah’s Entertainment, Inc. as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Special Shares as Exhibit C. (Incorporated by reference from the Company’s Current Report on Form 8-K, filed August 9, 1996, File No. 1-10410.)

4.2

First Amendment, dated as of February 21, 1997, to Rights Agreement between Harrah’s Entertainment, Inc. and The Bank of New York. (Incorporated by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed March 11, 1997, File No. 1-10410.)

4.3

Second Amendment, dated as of April 25, 1997, to Rights Agreement, dated as of October 25, 1996, between Harrah’s Entertainment, Inc. and The Bank of New York. (Incorporated by reference from the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, filed May 13, 1997, File No. 1-10410.)

*5.1	Internal Revenue Service Determination Letter, dated December 2, 2002 concerning the Caesars Entertainment 401(k) Savings Plan.

*5.2	Internal Revenue Service Determination Letter, dated December 2. 2002 concerning the Restated Grand Casinos 401(k) Savings Plan.

*23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm, related to the consolidated financial statements of Harrah’s Entertainment, Inc.

*23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm, related to the consolidated financial statements of Caesars Entertainment, Inc.

*23.3	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm, related to the consolidated financial statements of Horeshoe Gaming Holding Corp.

*24	Power of Attorney (Incorporated by reference in the signature page to the registration statement).

*99.1	Caesars Entertainment 401(k) Savings Plan, dated March 22, 2001.

*99.2	First Amendment to the Caesars Entertainment 401(k) Savings Plan, dated November 21, 2001.

*99.3	Second Amendment to the Caesars Entertainment 401(k) Savings Plan, dated December 31, 2002.

*99.4	Third Amendment to the Caesars Entertainment 401(k) Savings Plan, dated December 30, 2003.

*99.5	Fourth Amendment to the Caesars Entertainment 401(k) Savings Plan, dated December 30, 2004.

*99.6	Fifth Amendment to the Caesars Entertainment 401(k) Savings Plan, dated June 10, 2005.

*99.7	Sixth Amendment to the Caesars Entertainment 401(k) Savings Plan, dated December 13, 2005.

*99.8	Seventh Amendment to the Caesars Entertainment 401(k) Savings Plan, dated December 15, 2005.

*99.9	Restated Grand Casinos 401(k) Savings Plan, dated February 28, 2001.

*99.10	First Amendment to the Restated Grand Casinos 401(k) Savings Plan, dated November 21, 2001.

*99.11	Second Amendment to the Restated Grand Casinos 401(k) Savings Plan, dated December 31, 2002.

*99.12	Third Amendment to the Restated Grand Casinos 401(k) Savings Plan, dated December 30, 2003.

*99.13	Fourth Amendment to the Restated Grand Casinos 401(k) Savings Plan, dated December 31, 2004.

*99.14	Fifth Amendment to the Restated Grand Casinos 401(k) Savings Plan, dated June 10, 2005.

*99.15	Sixth Amendment to the Restated Grand Casinos 401(k) Savings Plan, dated December 13, 2005.

*99.16	Seventh Amendment to the Restated Grand Casinos 401(k) Savings Plan, dated September 13, 2005.

*99.17	Eighth Amendment to the Restated Grand Casinos 401(k) Savings Plan, dated December 15, 2005.

* Filed herewith